EXHIBIT 99.1

Rockwell Medical Reports Third Quarter Results

YTD Gross Profit Increases 37%

Conference Call at 8:30am ET to Discuss Results and Review Clinical Development

WIXOM, Mich., Nov. 4, 2010 (GLOBE NEWSWIRE) -- Rockwell Medical (Nasdaq:RMTI), a fully-integrated biopharmaceutical company offering innovative products and services targeting end-stage renal disease (ESRD), chronic kidney disease (CKD) and iron deficiency anemia, reported third quarter 2010 results today.

Third Quarter Financial Highlights

  Sales increased to $14.7 million, up 4.1% compared to the third quarter of 2009.
  Gross profit was $2.4 million; unchanged from the third quarter of 2009.
  R&D expense was $0.7 million, compared to $2.0 million in the third quarter of 2009.
  Net loss was ($0.7) million, compared to a net loss of ($1.5) million in the third quarter of 2009.
  Net loss was ($.04) per share, compared to a net loss of ($.11) per share in the third quarter of 2009.

First Nine Months 2010 Financial Highlights

  Sales increased to $45.2 million, up 13.2% or $5.3 million compared to the first nine months of 2009.
  Gross profit increased to $7.5 million, up 37% or $2.0 million compared to the first nine months of 2009.
  Gross profit margins increased to 16.5%, compared to 13.7% in the first nine months of 2009.
  R&D expense was $1.7 million, compared to $5.3 million in the first nine months of 2009.
  Net loss was ($.06) per share, compared to a loss of ($.35) per share in the first nine months of 2009.
  Net loss was ($1.0) million, compared to a loss of ($5.0) million in the first nine months of 2009.
  Cash and cash equivalents were $23.7 million at September 30, 2010, an increase of $0.6 million from December 31, 2009.

Third Quarter SFP Drug Development and Corporate Progress

  Confirmed approvable Phase III primary efficacy endpoint with the FDA.
  Finalized Phase III trial design with FDA.
  Received U.S. patent for SFP proprietary GMP formula.
  Appointed Dr. Ian Macdougall to the Scientific Advisory Board.

Mr. Robert L. Chioini, Chairman and CEO stated, "We are pleased with our operating business which continues to perform well ahead of last year. The positive results we have realized through nine months give us solid momentum heading into 2011. Regarding our clinical progress, we have achieved notable milestones this past quarter and we are pleased to be proceeding forward into our Phase III program. We have concurred with the FDA on our protocol design and primary efficacy endpoint, and we are in the final stages of preparation to commence the CRUISE studies. We have great confidence in our Phase III program being successful."

Conference Call Information:

Rockwell Medical will be hosting a conference call to review its 2010 third quarter results on Thursday, November 4, 2010 at 8:30am ET. Investors are encouraged to call in a few minutes in advance at (877) 383-7438.  International participants can call in at (678) 894-3975. To listen to the call on the web or to the call replay, investors can visit: http://ir.rockwellmed.com/.

About SFP:

SFP is a novel, investigational, continuous iron therapy in late-stage clinical development, designed to treat iron deficiency anemia in ESRD patients.  In contrast to intravenous (IV) iron delivery, SFP is a proprietary, water-soluble iron that travels to the bloodstream and binds directly to apo-transferrin and then travels to bone marrow to assist in forming a healthy red blood cell, similar to normal physiologic dietary iron intake.  SFP is a continuous iron replacement treatment, delivering small doses of iron during every dialysis session, to replenish the 5-7mg of iron lost during the dialysis procedure, thereby maintaining hemoglobin in the target range as per Kidney Disease Quality Outcomes Initiative (KDQOI) recommendations. Clinical trial data to date suggests that SFP, delivered via dialysate during each dialysis treatment, maintains optimal iron balance and avoids liver toxicity while decreasing associated drug administration costs. Academic studies have shown that more frequent maintenance doses of iron improve therapeutic response to erythropoiesis-stimulating agents (ESA's), thereby decreasing the ESA doses needed to maintain hemoglobin in the target range. Rockwell has licensed exclusive world-wide rights to manufacture and sell SFP and has obtained patent protection for SFP in multiple countries, including the three largest dialysis markets in the world: the United States, Japan, and the European Union. Based on current market data, the U.S. dialysis market for IV iron is approximately $560 million annually while global market potential is approximately $1 billion.

For a demonstration of SFP's unique mechanism of action, please view the animation video at http://www.rockwellmed.com/collateral/documents/english-us/mode-of-action.html.

About Rockwell Medical:

Rockwell Medical is a fully-integrated biopharmaceutical company offering innovative products and services initially targeting end-stage renal disease (ESRD), chronic kidney disease (CKD), and iron deficiency anemia. An established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad, Rockwell provides products that are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream. Dialysis is a process that duplicates kidney function for patients who suffer from ESRD. There are approximately 400,000 ESRD patients in the United States, a prevalence growing at an annual rate of 5-6 percent, while there are approximately 2 million ESRD patients world-wide.

The Company is currently developing unique, proprietary renal drug therapies for iron treatment. These exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are designed to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of SFP for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.

The Rockwell Medical Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6773

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan", "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical's SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS
For the three and nine months ended September 30, 2010 and September 30, 2009
(Unaudited)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	Sept. 30, 2010	Sept. 30, 2009	Sept. 30, 2010	Sept. 30, 2009
Sales	$ 14,745,414	$ 14,158,234	$ 45,232,078	$ 39,968,018
Cost of Sales	12,345,221	11,751,499	37,746,691	34,508,410
Gross Profit	2,400,193	2,406,735	7,485,387	5,459,608
Selling, General and Administrative	2,431,367	1,946,570	6,847,606	5,078,073
Research and Product Development	727,978	1,977,618	1,686,666	5,312,499
Operating Income (Loss)	(759,152)	(1,517,453)	(1,048,885)	(4,930,964)
Interest Expense (Income), Net	(15,795)	3,990	(28,765)	20,493
Net Income (Loss)	$ (743,357)	$ (1,521,443)	$ (1,020,120)	$ (4,951,457)

Basic Earnings (Loss) per Share	($ 0.04)	($ 0.11)	($ 0.06)	($ 0.35)

Diluted Earnings (Loss) per Share	($ 0.04)	($ 0.11)	($ 0.06)	($ 0.35)

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
As of September 30, 2010 and December 31, 2009

ASSETS	September 30, 2010	December 31, 2009
	(unaudited)
Cash and Cash Equivalents	$ 23,657,128	$ 23,038,095
Accounts Receivable, net of a reserve of $25,700 in 2010 and $31,000 in 2009	4,636,534	3,492,622
Inventory	2,534,644	3,088,352
Other Current Assets	844,141	329,876
Total Current Assets	31,672,447	29,948,945

Property and Equipment, net	3,272,869	3,631,549
Intangible Assets	190,613	214,337
Goodwill	920,745	920,745
Other Non-current Assets	163,624	163,645
Total Assets	$ 36,220,298	$ 34,879,221

LIABILITIES AND SHAREHOLDERS' EQUITY
Capitalized Lease Obligations	$ 23,220	$ 42,938
Accounts Payable	2,843,219	3,388,757
Accrued Liabilities	1,900,016	1,854,347
Customer Deposits	103,184	250,915
Total Current Liabilities	4,869,639	5,536,957

Capitalized Lease Obligations	11,740	19,062

Shareholders' Equity:
Common Shares, no par value, 17,463,108 and 17,200,442 shares issued and outstanding	55,993,030	53,545,394
Common Share Purchase Warrants, 3,338,569 and 3,318,569 warrants issued and outstanding	8,223,795	7,635,594
Accumulated Deficit	(32,877,906)	(31,857,786)
Total Shareholders' Equity	31,338,919	29,323,202

Total Liabilities and Shareholders' Equity	$ 36,220,298	$ 34,879,221

ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the nine months ended September 30, 2010 and September 30, 2009
(Unaudited)

	For the nine months ended September 30,
	2010	2009

Cash Flows From Operating Activities:
Net (Loss)	$ (1,020,120)	$ (4,951,457)
Adjustments To Reconcile Net Loss To Net Cash Used In Operating Activities:
Depreciation and Amortization	1,047,077	836,020
Loss (Gain) on Disposal of Assets	16,822	20,403
Share Based Compensation – Non-employee Warrants	588,201	348,360
Share Based Compensation – Employees	2,392,688	1,394,410

Changes in Assets and Liabilities:
(Increase) Decrease in Accounts Receivable	(1,143,912)	143,449
Decrease in Inventory	553,708	487,056
(Increase) in Other Assets	(514,244)	(106,751)
(Decrease) in Accounts Payable	(545,538)	(991,877)
Increase (Decrease) in Other Liabilities	(102,062)	1,017,940
Changes in Assets and Liabilities	(1,752,048)	549,817
Cash Provided by (Used) In Operating Activities	1,272,620	(1,802,447)

Cash Flows From Investing Activities:
Purchase of Equipment	(682,295)	(1,080,495)
Proceeds on Sale of Assets	800	5,120
Purchase of Intangible Assets		(12,875)
Cash (Used ) In Investing Activities	(681,495)	(1,088,250)

Cash Flows From Financing Activities:
Issuance of Common Shares and Purchase Warrants	54,948	184,997
Payments on Notes Payable	(27,040)	(122,995)
Cash Provided By Financing Activities	27,908	62,002

Increase (Decrease) In Cash and Cash Equivalents	619,033	(2,828,695)
Cash and Cash Equivalents at Beginning of Period	23,038,095	5,596,645
Cash and Cash Equivalents at End of Period	$ 23,657,128	$ 2,767,950
CONTACT:  Rockwell Medical
          Carl Belczynski, VP Investor Relations
          (248) 960-9009

          The Trout Group LLC
          Brian Korb, VP
          (646) 378-2923

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          Media Contact:
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          (978) 745-4200 ext. 106